Exhibit 5.1

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QUICK LAW GROUP PC

1035 PEARL STREET

SUITE 403

BOULDER, CO 80302

Phone: 720.259.3393

Facsimile: 303.845.7315

May 31, 2012

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Re:

B-Maven, Inc. (hereinafter “BMI”) Registration Statement on Form S-1 relating to a maximum of 2,500,000 shares of BMI Common Stock, par value $.001 per share

Ladies and Gentlemen:

We have been requested by BMI, a Nevada corporation, to furnish you with our opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement  (the  “Registration  Statement”) covering a maximum of 2,500,000 shares of BMI Common Stock, par value $.001, which will be offered by BMI.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of BMI, each as amended to date, copies of the records of corporate proceedings of BMI, and copies of such other agreements, instruments and documents as we have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Jeffrey M. Quick

Jeffrey M. Quick